SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)

OF THE SECURITIES EXCHANGE ACT OF 1934

PREMIERE GLOBAL SERVICES, INC.

(Name of Subject Company (Issuer))

PREMIERE GLOBAL SERVICES, INC.

(Names of Filing Persons (identifying status as offeror, issuer or other person))

Common Stock, $0.01 par value

(Title of Class of Securities)

740585104

(CUSIP Number of Class of Securities)

L. Scott Askins, Esq.

Senior Vice President – Legal and General Counsel

3399 Peachtree Road, N.E.,

The Lenox Building, Suite 700,

Atlanta, Georgia 30326

(404) 262-8400

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing persons)

Copy to:

David E. Brown, Jr., Esq.

Dennis O. Garris, Esq.

Alston & Bird LLP

The Atlantic Building

950 F Street N.W.

Washington, D.C. 20004

(202) 756-3300

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$150,000,000	$4,605

*	Calculated solely for the purpose of determining the amount of the filing fee. This amount is based upon the purchase of 11,857,707 outstanding shares of Common Stock at the price of $12.65 per share.

**	The amount of filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, is calculated by multiplying the transaction valuation by 0.0000307.

☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: N/A

Form of Registration No.: N/A

Filing Party: N/A

Date Filed: N/A

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
Check the appropriate boxes below to designate any transactions to which the statement relates:
☐	third-party tender offer subject to Rule 14d-1
☒	issuer tender offer subject to Rule 13e-4
☐	going-private transaction subject to Rule 13e-3
☐	amendment to Schedule 13D under Rule 13d-2
Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

SCHEDULE TO

This Tender Offer Statement on Schedule TO relates to the offer by Premiere Global Services, Inc. a Georgia corporation (“Premiere Global” or the “Company”), to purchase up to 11,857,707 shares of its common stock, $0.01 par value per share (the “Common Stock”), or such lesser number of shares as is properly tendered and not properly withdrawn, at a price of $12.65 per share, without interest. Premiere Global’s offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 23, 2007 (the “Offer to Purchase”), and in the related Letter of Transmittal, copies of which are attached to this Schedule TO as Exhibits (a)(1)(i) and (a)(1)(ii), respectively (which together, as amended or supplemented from time to time, constitute the “Offer”). The information contained in the Offer is incorporated herein by reference in response to all of the items of this Schedule TO as more particularly described below. This Schedule TO is intended to satisfy the reporting requirements of Rule 13e-4(c)(2) of the Securities Exchange Act of 1934, as amended. All information set forth in the Offer to Purchase, including all schedules and annexes thereto, is incorporated by reference in answer to Items 1 through 11 in this Schedule TO, except those items as to which information is specifically provided herein.

Item 1. Summary Term Sheet.

The information set forth in the section of the Offer to Purchase captioned “Summary Term Sheet” is incorporated herein by reference.

Item 2. Subject Company Information.

Name and Address: The name of the subject company is Premiere Global Services, Inc. The principal executive office of Premiere Global is located at 3399 Peachtree Road, N.E., The Lenox Building, Suite 700, Atlanta, Georgia 30326 and its telephone number is (404) 262-8400. The information set forth in Section 10 (“Certain Information Concerning Us”) of the Offer to Purchase is incorporated herein by reference.

Securities: The information set forth in the section of the Offer to Purchase captioned “Introduction” is incorporated herein by reference.

Trading Market and Price: The information set forth in the section of the Offer to Purchase captioned “Introduction” is incorporated herein by reference. Section 8 (“Price Range of Shares; Dividends”) of the Offer to Purchase is incorporated herein by reference.

Item 3. Identity and Background of Filing Person.

Name and Address: The Company is the filing person. The Company’s address and telephone number are set forth in Item 2(a) above. The information set forth in Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) of the Offer to Purchase is incorporated herein by reference.

Item 4. Terms of the Transaction.

 Material Terms: The information set forth in the sections of the Offer to Purchase captioned “Introduction” and “Summary Term Sheet” is incorporated herein by reference. The information set forth in Section 1 (“Number of Shares; Proration”), Section 2 (“Purpose of the Tender Offer; Certain Effects of the Tender Offer”), Section 3 (“Procedures for Tendering Shares”), Section 4 (“Withdrawal Rights”), Section 5 (“Purchase of Shares and Payment of Purchase Price”), Section (“Conditional Tender of Shares”), Section 7 (“Conditions of the Offer”), Section 9 (“Source and Amount of Funds”), Section 11 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”), Section 13 (“Certain Legal Matters; Regulatory Approvals ”), Section 14 (“Certain United States Federal Income Tax Consequences”), Section 15 (“Extension of the Tender Offer; Termination; Amendment”), Section 16 (“Fees and Expenses”) and Section 17 (“Miscellaneous”) of the Offer to Purchase is incorporated herein by reference.

Purchases: The information set forth in the sections of the Offer to Purchase captioned “Introduction” and “Summary Term Sheet” is incorporated herein by reference. The information set forth in Section 11 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) of the Offer to Purchase is incorporated herein by reference.

Item 5. Past Contacts, Transactions, Negotiations and Agreements.

Agreements Involving the Subject Company’s Securities: The information set forth in Section 11 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) of the Offer to Purchase is incorporated herein by reference.

Item 6. Purposes of the Transaction and Plans or Proposals.

 Purposes: The information set forth in the section of the Offer to Purchase captioned “Summary Term Sheet” is incorporated herein by reference. The information set forth in Section 2 (“Purpose of the Offer; Certain Effects of the Tender Offer”) of the Offer to Purchase is incorporated herein by reference. Use of the Securities Acquired: The information set forth in Section 2 (“Purpose of the Offer; Certain Effects of the Tender Offer”) of the Offer to Purchase is incorporated herein by reference. Plans: The information set forth in Section 2 (“Purpose of the Offer; Certain Effects of the Tender Offer”) of the Offer to Purchase is incorporated herein by reference.

Item 7. Source and Amount of Funds or Other Consideration.

Source of Funds: The information set forth in Section 9 (“Source and Amount of Funds”) of the Offer to Purchase is incorporated herein by reference. Conditions to Financing: None.  Borrowed Funds: The information set forth in Section 9 (“Source and Amount of Funds”) of the Offer to Purchase is incorporated herein by reference.

Item 8. Interest in Securities of the Subject Company.

Securities Ownership: The information set forth in Section 11 (“Interests of Directors and Executive Officers, Transactions and Arrangements Concerning the Common Stock”) of the Offer to Purchase is incorporated herein by reference. Securities Transactions: The information set forth in Section 11 (“Interests of Directors and Executive Officers, Transactions and Arrangements Concerning the Common Stock”) of the Offer to Purchase is incorporated herein by reference.

Item 9. Persons/Assets, Retained, Employed, Compensated or Used.

Solicitations or Recommendations: The information set forth in Section 16 (“Fees and Expenses”) of the Offer to Purchase is incorporated herein by reference.

Item 10. Financial Statements.

Not applicable.

Item 11. Additional Information.

 Agreements, Regulatory Requirements and Legal Proceedings: The information set forth in Section 2 (“Purpose of the Tender Offer; Certain Effects of the Tender Offer”), Section 10 (“Certain Information Concerning Us”), Section 11 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Common Stock”) and Section 12 (“Certain Legal Matters; Regulatory Approvals”) of the Offer to Purchase is incorporated herein by reference. Other Material Information: The information in the Offer to Purchase and the related Letter of Transmittal, copies of which are filed with this Schedule TO as Exhibits (a)(1)(i) and (a)(1)(ii), respectively, is incorporated herein by reference.

Item 12. Exhibits.

Exhibit Number	Description

(a)(1)(i)	Offer to Purchase dated April 23, 2007

(a)(1)(ii)	Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9)

(a)(1)(iii)	Notice of Guaranteed Delivery

(a)(1)(iv)	Letter to Shareholders, dated April 23, 2007 from Boland T. Jones, Chairman and Chief Executive Officer of Premiere Global Services

(a)(1)(v)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated April 23, 2007

(a)(1)(vi)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated April 23, 2007

(a)(1)(vii)	Letter to Participants in the Premiere Global Services, Inc. 401(k) Plan

(a)(5)(i)	Press Release dated April 19, 2007, announcing the Tender Offer (incorporated by reference from Premiere Global’s current report on Form 8-K dated and filed on April 19, 2007)

(b)(1)(A)	Credit Agreement, dated June 30, 2004, among Premiere Global, as Borrower, Certain
Subsidiaries and Affiliates of the Borrower, as Guarantors, the Lenders Party thereto, Bank of
America, N.A., as Administrative Agent and Collateral Agent, and LaSalle Bank National
Association, as Syndication Agent and Co-Lead Arranger (incorporated by reference to
Exhibit 10.1 to Premiere Global’s Quarterly Report on Form 10-Q for the quarter ended June
30, 2004 and filed on August 9, 2004).

(b)(1)(B)	Amendment No. 1 to Credit Agreement, dated February 2, 2005, by and among Premiere
Global, as Borrower, Bank of America, N.A., as Administrative Agent, and the Guarantors
and the Lenders that are parties thereto (incorporated by reference Exhibit 10.1 to Premiere
Global’s Current Report on Form 8-K dated February 5, 2004 and filed on February 3, 2004).

(b)(1)(C)	Amendment No. 2 and Waiver to Credit Agreement, dated August 3, 2005, by and among
Premiere Global, as Borrower, Bank of America, N.A., as Administrative Agent, and the
Guarantors and the Lenders that are parties thereto (incorporated by reference to Exhibit
10.65 of Premiere Global’s Annual Report on Form 10-K for the year ended December 31,
2005 and filed on March 16, 2006).

(b)(1)(D)	Amendment No. 3 to Credit Agreement, dated April 24, 2006, by and among Premiere Global as Borrower, Bank of America, N.A. as Administrative Agent, and the Guarantors and the
Lenders that are parties thereto (incorporated by reference to Exhibit 10.1 to Premiere
Global’s Current Report on Form 8-K dated and filed April 25, 2006).

(b)(1)(E)	Amendment No. 4 and Waiver to Credit Agreement, dated October 3, 2006, by and among
Premiere Global as Borrower, Bank of America, N.A. as Administrative Agent, and the
Guarantors and the Lenders that are parties thereto (incorporated by reference to Exhibit 10.8 to Premiere Global’s Quarterly Report on Form 10-Q for quarter ended September 30, 2006 and filed on November 9, 2006).

(b)(1)(F)	Amendment No. 5 and Waiver to Credit Agreement, dated April 19, 2007, by and among
Premiere Global as Borrower, Bank of America, N.A. as Administrative Agent, and the
Guarantors and the Lenders that are parties thereto (incorporated by reference to Exhibit 10.2 to Premiere Global’s Current Report on Form 8-K dated and filed on April 19, 2007).

(b)(2)	Security Agreement, dated June 30, 2004, among Premiere Global, American
Teleconferencing Services, Ltd., Premiere Conferencing Network Services, Inc., PTEK
Services, Inc., Xpedite Network Services, Inc., Xpedite Systems, Inc., Xpedite Systems
Worldwide, Inc. and Bank of America, N.A., as Collateral Agent (incorporated by reference to Exhibit 10.2 to Premiere Global’s Quarterly Report on Form 10-Q for the quarter ended
June 30, 2004 and filed on August 9, 2004).

(b)(3)	Pledge Agreement, dated June 30, 2004, among Premiere Global, American Teleconferencing
Services, Ltd., Premiere Conferencing Networks, Inc., PTEK Services, Inc., Xpedite Network
Services, Inc., Xpedite Systems, Inc., Xpedite Systems Worldwide, Inc. and Bank of America,
N.A., as Collateral Agent (incorporated by reference to Exhibit 10.3 to Premiere Global’s
Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and filed on August 9,
2004).

(d)(1)(A)	Amended and Restated 1998 Stock Plan of Premiere Global Services, Inc. (incorporated by reference to Exhibit 10.1 to Premiere Global’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

(d)(1)(B)	Amendment No. 1 to the Amended and Restated 1998 Stock Plan of Premiere Global
Services, Inc. (incorporated by reference to Exhibit 10.45 to Premiere Global’s Annual Report
on Form 10-K for the year ended December 31, 1999).

(d)(2)	Intellivoice Communications, Inc. 1995 Incentive Stock Plan (assumed by Premiere Global)
(incorporated by reference to Exhibit 10.52 to Premiere Global’s Annual Report on Form 10-
K for the year ended December 31, 1999).

(d)(3)(A)	1995 Stock Plan of Premiere Global Services, Inc., as amended (incorporated by reference to
Appendix D to Premiere Global’s Definitive Proxy Statement distributed in connection with
Premiere Global’s June 5, 2002 Annual Meeting of Shareholders, filed on April 30, 2002).

(d)(3)(B)	Form of NonStatutory Stock Option Agreement under Premiere Global’s 1995 Stock Plan
(incorporated by reference to Exhibit 10.6 to Premiere Global’s Quarterly Report on Form 10-
Q for the quarter ended March 31, 2005 and filed on May 6, 2005).

(d)(3)C)	Form of Restricted Stock Award Agreement under Premiere Global’s 1995 Stock Plan
(incorporated by reference to Exhibit 10.7 to Premiere Global’s Quarterly Report on Form 10-
Q for the quarter ended March 31, 2005 and filed on May 6, 2005).

(d)(4)(A)	2000 Directors Stock Plan, as amended, of Premiere Global Services, Inc. (incorporated by reference to Appendix C to Premiere Global’s Definitive Proxy Statement distributed in connection with Premiere Global’s June 5, 2002 Annual Meeting of Shareholders, filed on
April 30, 2002).

(d)(4)(B)	Form of Restriction Agreement for non-employee directors under the 2000 Directors Stock
Plan (incorporated by reference to Exhibit 10.2 to Premiere Global’s Quarterly Report on
Form 10-Q for the quarter ended March 31, 2006 and filed on May 9, 2006).

(d)(5)(A)	2004 Long-Term Incentive Plan, as amended, of Premiere Global Services, Inc. (incorporated by reference to Appendix B to Premiere Global’s Definitive Proxy Statement distributed in connection with Premiere Global’s June 3, 2004 Annual Meeting of Shareholders, filed on April 28,
2004).

(d)(5)(B)	Amendment to the Premiere Global Services, Inc. 2004 Long-Term Incentive Plan, dated September 29, 2006
(incorporated by reference to Exhibit 10.7 to Premiere Global’s Quarterly Report on Form 10-
Q dated November 9, 2006 and filed on November 11, 2006).

(d)(5)(C)	Form of NonStatutory Stock Option Agreement under Premiere Global’s 2004 Long-Term
Incentive Plan (incorporated by reference to Exhibit 10.4 to Premiere Global’s Quarterly
Report on Form 10-Q for the quarter end March 31, 2005 and filed on May 6, 2005).

(d)(5)(D)	Form of Restricted Stock Agreement under Premiere Global’s 2004 Long-Term Incentive
Plan (incorporated by reference to Exhibit 10.5 to Premiere Global’s Quarterly Report on
Form 10-Q for the quarter ended March 31, 2005 and filed on May 6, 2005).

(d)(6)(A)	Summary of Premiere Global’s Non-Employee Director Compensation (incorporated by reference to Exhibit 10.1 to Premiere Global’s Current Report on Form 8-K dated and filed on
December 22, 2005).

(d)(6)(B)	Revised Summary of the Equity Compensation Component to Premiere Global’s Non-
Employee Director Compensation (incorporated by reference to Exhibit 10.1 to Premiere
Global’s Current Report on Form 8-K dated and filed on July 26, 2006).

(d)(7)(A)	Fourth Amended and Restated Executive Employment Agreement between Boland T. Jones and Premiere Global, effective January 1, 2005 (incorporated by reference to Exhibit 10.1 to
Premiere Global’s Current Report on Form 8-K dated April 20, 2005 and filed on April 20,
2005).

(d)(7)(B)	First Amendment to Fourth Amended and Restated Executive Employment Agreement
between Boland T. Jones and Premiere Global, dated September 15, 2006 (incorporated by reference to Exhibit 10.3 to Premiere Global’s Current Report on Form 8-K dated and filed on
September 19, 2006).

(d)(8)	Form of Restricted Stock Agreement to be issued to Boland T. Jones and Jeffrey A. Allred as
Stock Bonuses pursuant to the terms of their Fourth Amended and Restated Executive
Employment Agreements with Premiere Global (incorporated by reference to Exhibit 10.3 to
Premiere Global’s Current Report on Form 8-K dated and filed on April 20, 2005).

(d)(9)	Restricted Stock Agreement between Boland T. Jones and Premiere Global, effective April
18, 2005, under Premiere Global’s 1995 Stock Plan (incorporated by reference to Exhibit 10.5 to Premiere Global’s Current Report on Form 8-K dated and filed on April 20, 2005).

(d)(10)	Restricted Stock Agreement between Boland T. Jones and Premiere Global, effective April
18, 2005, under Premiere Global’s 2004 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.4 to Premiere Global’s Current Report on Form 8-K dated and filed on April 20,
2005).

(d)(11)	Promissory Note, dated October 31, 2000, payable to Premiere Global by Boland T. Jones
(incorporated by reference to Exhibit 10.75 to Amendment No. 1 to Premiere Global’s Annual
Report on Form 10-K/A for the year ended December 31, 2002 and filed on December 23,
2003).

(d)(12)	Promissory Note, dated April 17, 2001, payable to Premiere Global by Boland T. Jones
(incorporated by reference to Exhibit 10.79 to Amendment No. 1 to Premiere Global’s Annual
Report on Form 10-K/A for the year ended December 31, 2002 and filed on December 23,
2003).

(d)(13)	Promissory Note, dated April 17, 2001, payable to Premiere Global by Boland T. Jones
(incorporated by reference to Exhibit 10.80 to Amendment No. 1 to Premiere Global’s Annual
Report on Form 10-K/A for the year ended December 31, 2002 and filed on December 23,
2003).

(d)(14)	Promissory Note, dated April 17, 2001, payable to Premiere Global by Boland T. Jones
(incorporated by reference to Exhibit 10.81 to Amendment No. 1 to Premiere Global’s Annual
Report on Form 10-K/A for the year ended December 31, 2002 and filed on December 23,
2003).

(d)(15)	Promissory Note, dated April 17, 2001, payable to Premiere Global by Boland T. Jones
(incorporated by reference to Exhibit 10.82 to Amendment No. 1 to Premiere Global’s Annual
Report on Form 10-K/A for the year ended December 31, 2002 and filed on December 23,
2003).

(d)(16)	Stock Pledge Agreement, dated December 29, 1997, by and between Boland T. Jones and
Premiere Global (incorporated by reference to Exhibit 10.71 to Amendment No. 1 to Premiere
Global’s Annual Report on Form 10-K/A for the year ended December 31, 2002 and filed on
December 23, 2003).

(d)(17)	Stock Pledge Agreement, dated December 15, 1999, by and between Boland T. Jones and
Premiere Global (incorporated by reference to Exhibit 10.73 to Amendment No. 1 to Premiere
Global’s Annual Report on Form 10-K/A for the year ended December 31, 2002 and filed on
December 23, 2003).

(d)(18)	Stock Pledge Agreement, dated October 31, 2000, by and between Boland T. Jones and
Premiere Global (incorporated by reference to Exhibit 10.78 to Amendment No. 1 to Premiere
Global’s Annual Report on Form 10-K/A for the year ended December 31, 2002 and filed on
December 23, 2003).

(d)(19)	Agreement for Assignment of Stock Options, dated February 5, 1999, by and among Boland
T. Jones, Seven Gables Management Company, LLC, Seven Gables Partnership, L.P. and
Premiere Global (incorporated by reference to Exhibit 10.74 to Amendment No. 1 to Premiere
Global’s Annual Report on Form 10-K/A for the year ended December 31, 2002 and filed on
December 23, 2003).

(d)(20)	Stock Pledge Agreement, dated October 31, 2000, by and between Seven Gables Partnership,
L.P. and Premiere Global (incorporated by reference to Exhibit 10.76 to Amendment No. 1 to
Premiere Global’s Annual Report on Form 10-K/A for the year ended December 31, 2002 and filed on December 23, 2003).

(d)(21)(A)	Fourth Amended and Restated Executive Employment Agreement between Jeffrey A. Allred and Premiere Global, effective January 1, 2005 (incorporated by reference to Exhibit 10.2 to
Premiere Global’s Current Report on Form 8-K dated and filed on April 20, 2005).

(d)(21)(B)	First Amendment to Fourth Amended and Restated Executive Employment Agreement
between Jeffrey A. Allred and Premiere Global, dated September 15, 2006 (incorporated by reference to Exhibit 10.4 to Premiere Global’s Current Report on Form 8-K dated and filed on
September 19, 2006).

(d)(22)	Separation Agreement between Jeffrey A. Allred and Premiere Global, dated December 20,
2006 and effective January 1, 2007 (incorporated by reference to Exhibit 10.66 to Premiere Global’s Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 15, 2007).

(d)(23)	Restricted Stock Agreement by and between Jeffrey A. Allred and Premiere Global, dated
May 5, 2006, under Premiere Global’s 1995 Stock Plan (incorporated by reference to Exhibit
10.1 to Premiere Global’s Current Report on Form 8-K dated May 10, 2006 and filed on May
11, 2006).

(d)(24)	Restricted Stock Agreement between Jeffrey A. Allred and Premiere Global, effective
December 30, 2006, under Premiere Global’s 1995 Stock Plan (incorporated by reference to Exhibit 10.67 to Premiere Global’s Annual Report on Form 10-K for the year ended December 31, 2007, filed on
March 15, 2007).

(d)(25)	Amended and Restated Employment Agreement between Theodore P. Schrafft and Premiere
Global, dated September 15, 2006 (incorporated by reference to Exhibit 10.1 to Premiere
Global’s Current Report on From 8-K dated and filed September 19, 2006).

(d)(26)	Restricted Stock Agreement by and between Theodore P. Schrafft and Premiere Global, dated
May 5, 2006, under Premiere Global’s 1995 Stock Plan (incorporated by reference to Exhibit
10.2 to Premiere Global’s Current Report on Form 8-K dated May 10, 2006 and filed on May
11, 2006).

(d)(27)(A)	Employment Letter, dated September 30, 2004, by and between Premiere Global and Michael
E. Havener (incorporated by reference to Exhibit 99.1 to Premiere Global’s Current Report on
From 8-K dated September 30, 2004 and filed October 1, 2004).

(d)(27)(B)	Second Amendment to Employment Letter between Premiere Global and Michael E.
Havener, dated April 22, 2005 (incorporated by reference to Exhibit 10.3 to Premiere
Global’s Current Report on From 8-K dated and filed April 28, 2005).

(d)(27)(C)	Amendment to Employment Letter between Michael E. Havener and Premiere Global, dated
September 15, 2006 (incorporated by reference to Exhibit 10.5 to Premiere Global’s Current
Report on Form 8-K dated and filed on September 19, 2006).

(d)(28)(A)	Amended and Restated Employment Agreement between T. Lee Provow and Premiere
Global, dated September 15, 2006 (incorporated by reference to Exhibit 10.2 to Premiere
Global’s Current Report on From 8-K dated and filed September 19, 2006).

(d)(28)(B)	First Amendment to Amended and Restated Employment Agreement between T. Lee Provow and Premiere Global, dated January 23, 2007 (incorporated by reference to Exhibit 10.68 to Premiere Global’s Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 15, 2007).

(d)(29)	Restricted Stock Agreement by and between T. Lee Provow and Premiere Global, dated May
5, 2006, under Premiere Global’s 1995 Stock Plan (incorporated by reference to Exhibit 10.3 to Premiere Global’s Current Report on Form 8-K dated May 10, 2006 and filed on May 11,
2006).

(d)(30)	Restricted Stock Agreement between T. Lee Provow and Premiere Global, dated January 22,
2007, under Premiere Global’s 1995 Stock Plan (incorporated by reference to Exhibit 10.69 to Premiere
Global’s Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 15, 2007).

(d)(31)	Amendment and Restatement of Premiere Global’s 401(k) Plan, dated December 20, 2006 and effective January 1, 2006 (incorporated by reference to Exhibit 10.65 to Premiere Global’s Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 15, 2007).

(d)(32)	Warrant to Purchase 250,000 shares of common stock of Premiere Global issued to AT&T
Corp. dated October 20, 2003 (incorporated by reference to Exhibit 10.3 to Premiere Global’s
Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 and filed on
November 14, 2003).

(d)(33)	Settlement Agreement, dated April 19, 2007, by and among the Company, Crescendo Partners
II, L.P. Series E, Crescendo Investments II, LLC, Crescendo Advisors II LLC, Eric S.
Rosenfeld, Delacourt Holdings, Ltd., Colin D. Watson and the Premiere Full Value
Committee (incorporated by reference to Exhibit 10.1 to Premiere Global’s Current Report on Form 8-K dated April 18, 2007 and filed on April 19, 2007).

Item 13. Information Required by Schedule 13E-3

Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

PREMIERE GLOBAL SERVICES, INC.

By:	/s/ L. Scott Askins
Name:	L. Scott Askins
Title:	Senior Vice President – Legal and General Counsel

Dated: April 23, 2007

EXHIBIT INDEX

Exhibit Number	Description

(a)(1)(i)	Offer to Purchase dated April 23, 2007

(a)(1)(ii)	Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9)

(a)(1)(iii)	Notice of Guaranteed Delivery

(a)(1)(iv)	Letter to Shareholders, dated April 23, 2007, from Boland T. Jones, Chairman and Chief Executive Officer of Premiere Global Services

(a)(1)(v)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated April 23, 2007

(a)(1)(vi)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated April 23, 2007

(a)(1)(vii)	Letter to Participants in the Premiere Global Services, Inc. 401(k) Plan

(a)(5)(i)	Press Release dated April 23, 2007, announcing the Tender Offer (incorporated by reference from Form 8-K dated April 19, 2007)

(b)(1)(A)	Credit Agreement, dated June 30, 2004, among Premiere Global, as Borrower, Certain
Subsidiaries and Affiliates of the Borrower, as Guarantors, the Lenders Party thereto, Bank of
America, N.A., as Administrative Agent and Collateral Agent, and LaSalle Bank National
Association, as Syndication Agent and Co-Lead Arranger (incorporated by reference to
Exhibit 10.1 to Premiere Global’s Quarterly Report on Form 10-Q for the quarter ended June
30, 2004 and filed on August 9, 2004).

(b)(1)(B)	Amendment No. 1 to Credit Agreement, dated February 2, 2005, by and among Premiere
Global, as Borrower, Bank of America, N.A., as Administrative Agent, and the Guarantors
and the Lenders that are parties thereto (incorporated by reference Exhibit 10.1 to Premiere
Global’s Current Report on Form 8-K dated February 5, 2004 and filed on February 3, 2004).

(b)(1)(C)	Amendment No. 2 and Waiver to Credit Agreement, dated August 3, 2005, by and among
Premiere Global, as Borrower, Bank of America, N.A., as Administrative Agent, and the
Guarantors and the Lenders that are parties thereto (incorporated by reference to Exhibit
10.65 of Premiere Global’s Annual Report on Form 10-K for the year ended December 31,
2005 and filed on March 16, 2006).

(b)(1)(D)	Amendment No. 3 to Credit Agreement, dated April 24, 2006, by and among Premiere Global as Borrower, Bank of America, N.A. as Administrative Agent, and the Guarantors and the
Lenders that are parties thereto (incorporated by reference to Exhibit 10.1 to Premiere
Global’s Current Report on Form 8-K dated and filed April 25, 2006).

(b)(1)(E)	Amendment No. 4 and Waiver to Credit Agreement, dated October 3, 2006, by and among
Premiere Global as Borrower, Bank of America, N.A. as Administrative Agent, and the
Guarantors and the Lenders that are parties thereto (incorporated by reference to Exhibit 10.8 to Premiere Global’s Quarterly Report on Form 10-Q for quarter ended September 30, 2006 and filed on November 9, 2006).

(b)(1)(F)	Amendment No. 5 and Waiver to Credit Agreement, dated April 19, 2007, by and among
Premiere Global as Borrower, Bank of America, N.A. as Administrative Agent, and the
Guarantors and the Lenders that are parties thereto (incorporated by reference to Exhibit 10.2 to Premiere Global’s Current Report on Form 8-K dated and filed on April 19, 2007).

(b)(2)	Security Agreement, dated June 30, 2004, among Premiere Global, American
Teleconferencing Services, Ltd., Premiere Conferencing Network Services, Inc., PTEK
Services, Inc., Xpedite Network Services, Inc., Xpedite Systems, Inc., Xpedite Systems
Worldwide, Inc. and Bank of America, N.A., as Collateral Agent (incorporated by reference to Exhibit 10.2 to Premiere Global’s Quarterly Report on Form 10-Q for the quarter ended
June 30, 2004 and filed on August 9, 2004).

(b)(3)	Pledge Agreement, dated June 30, 2004, among Premiere Global, American Teleconferencing
Services, Ltd., Premiere Conferencing Networks, Inc., PTEK Services, Inc., Xpedite Network
Services, Inc., Xpedite Systems, Inc., Xpedite Systems Worldwide, Inc. and Bank of America,
N.A., as Collateral Agent (incorporated by reference to Exhibit 10.3 to Premiere Global’s
Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and filed on August 9,
2004).

(d)(1)(A)	Amended and Restated 1998 Stock Plan of Premiere Global Services, Inc. (incorporated by reference to Exhibit 10.1 to Premiere Global’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

(d)(1)(B)	Amendment No. 1 to the Amended and Restated 1998 Stock Plan of Premiere Global
Services, Inc. (incorporated by reference to Exhibit 10.45 to Premiere Global’s Annual Report
on Form 10-K for the year ended December 31, 1999).

(d)(2)	Intellivoice Communications, Inc. 1995 Incentive Stock Plan (assumed by Premiere Global)
(incorporated by reference to Exhibit 10.52 to Premiere Global’s Annual Report on Form 10-
K for the year ended December 31, 1999).

(d)(3)(A)	1995 Stock Plan of Premiere Global Services, Inc., as amended (incorporated by reference to
Appendix D to Premiere Global’s Definitive Proxy Statement distributed in connection with
Premiere Global’s June 5, 2002 Annual Meeting of Shareholders, filed on April 30, 2002).

(d)(3)(B)	Form of NonStatutory Stock Option Agreement under Premiere Global’s 1995 Stock Plan
(incorporated by reference to Exhibit 10.6 to Premiere Global’s Quarterly Report on Form 10-
Q for the quarter ended March 31, 2005 and filed on May 6, 2005).

(d)(3)C)	Form of Restricted Stock Award Agreement under Premiere Global’s 1995 Stock Plan
(incorporated by reference to Exhibit 10.7 to Premiere Global’s Quarterly Report on Form 10-
Q for the quarter ended March 31, 2005 and filed on May 6, 2005).

(d)(4)(A)	2000 Directors Stock Plan, as amended, of Premiere Global Services, Inc. (incorporated by reference to Appendix C to Premiere Global’s Definitive Proxy Statement distributed in connection with Premiere Global’s June 5, 2002 Annual Meeting of Shareholders, filed on
April 30, 2002).

(d)(4)(B)	Form of Restriction Agreement for non-employee directors under the 2000 Directors Stock
Plan (incorporated by reference to Exhibit 10.2 to Premiere Global’s Quarterly Report on
Form 10-Q for the quarter ended March 31, 2006 and filed on May 9, 2006).

(d)(5)(A)	2004 Long-Term Incentive Plan, as amended, of Premiere Global Services, Inc. (incorporated by reference to Appendix B to Premiere Global’s Definitive Proxy Statement distributed in connection with Premiere Global’s June 3, 2004 Annual Meeting of Shareholders, filed on April 28,
2004).

(d)(5)(B)	Amendment to the Premiere Global Services, Inc. 2004 Long-Term Incentive Plan, dated September 29, 2006
(incorporated by reference to Exhibit 10.7 to Premiere Global’s Quarterly Report on Form 10-
Q dated November 9, 2006 and filed on November 11, 2006).

(d)(5)(C)	Form of NonStatutory Stock Option Agreement under Premiere Global’s 2004 Long-Term
Incentive Plan (incorporated by reference to Exhibit 10.4 to Premiere Global’s Quarterly
Report on Form 10-Q for the quarter end March 31, 2005 and filed on May 6, 2005).

(d)(5)(D)	Form of Restricted Stock Agreement under Premiere Global’s 2004 Long-Term Incentive
Plan (incorporated by reference to Exhibit 10.5 to Premiere Global’s Quarterly Report on
Form 10-Q for the quarter ended March 31, 2005 and filed on May 6, 2005).

(d)(6)(A)	Summary of Premiere Global’s Non-Employee Director Compensation (incorporated by reference to Exhibit 10.1 to Premiere Global’s Current Report on Form 8-K dated and filed on
December 22, 2005).

(d)(6)(B)	Revised Summary of the Equity Compensation Component to Premiere Global’s Non-
Employee Director Compensation (incorporated by reference to Exhibit 10.1 to Premiere
Global’s Current Report on Form 8-K dated and filed on July 26, 2006).

(d)(7)(A)	Fourth Amended and Restated Executive Employment Agreement between Boland T. Jones and Premiere Global, effective January 1, 2005 (incorporated by reference to Exhibit 10.1 to
Premiere Global’s Current Report on Form 8-K dated April 20, 2005 and filed on April 20,
2005).

(d)(7)(B)	First Amendment to Fourth Amended and Restated Executive Employment Agreement
between Boland T. Jones and Premiere Global, dated September 15, 2006 (incorporated by reference to Exhibit 10.3 to Premiere Global’s Current Report on Form 8-K dated and filed on
September 19, 2006).

(d)(8)	Form of Restricted Stock Agreement to be issued to Boland T. Jones and Jeffrey A. Allred as
Stock Bonuses pursuant to the terms of their Fourth Amended and Restated Executive
Employment Agreements with Premiere Global (incorporated by reference to Exhibit 10.3 to
Premiere Global’s Current Report on Form 8-K dated and filed on April 20, 2005).

(d)(9)	Restricted Stock Agreement between Boland T. Jones and Premiere Global, effective April
18, 2005, under Premiere Global’s 1995 Stock Plan (incorporated by reference to Exhibit 10.5 to Premiere Global’s Current Report on Form 8-K dated and filed on April 20, 2005).

(d)(10)	Restricted Stock Agreement between Boland T. Jones and Premiere Global, effective April
18, 2005, under Premiere Global’s 2004 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.4 to Premiere Global’s Current Report on Form 8-K dated and filed on April 20,
2005).

(d)(11)	Promissory Note, dated October 31, 2000, payable to Premiere Global by Boland T. Jones
(incorporated by reference to Exhibit 10.75 to Amendment No. 1 to Premiere Global’s Annual
Report on Form 10-K/A for the year ended December 31, 2002 and filed on December 23,
2003).

(d)(12)	Promissory Note, dated April 17, 2001, payable to Premiere Global by Boland T. Jones
(incorporated by reference to Exhibit 10.79 to Amendment No. 1 to Premiere Global’s Annual
Report on Form 10-K/A for the year ended December 31, 2002 and filed on December 23,
2003).

(d)(13)	Promissory Note, dated April 17, 2001, payable to Premiere Global by Boland T. Jones
(incorporated by reference to Exhibit 10.80 to Amendment No. 1 to Premiere Global’s Annual
Report on Form 10-K/A for the year ended December 31, 2002 and filed on December 23,
2003).

(d)(14)	Promissory Note, dated April 17, 2001, payable to Premiere Global by Boland T. Jones
(incorporated by reference to Exhibit 10.81 to Amendment No. 1 to Premiere Global’s Annual
Report on Form 10-K/A for the year ended December 31, 2002 and filed on December 23,
2003).

(d)(15)	Promissory Note, dated April 17, 2001, payable to Premiere Global by Boland T. Jones
(incorporated by reference to Exhibit 10.82 to Amendment No. 1 to Premiere Global’s Annual
Report on Form 10-K/A for the year ended December 31, 2002 and filed on December 23,
2003).

(d)(16)	Stock Pledge Agreement, dated December 29, 1997, by and between Boland T. Jones and
Premiere Global (incorporated by reference to Exhibit 10.71 to Amendment No. 1 to Premiere
Global’s Annual Report on Form 10-K/A for the year ended December 31, 2002 and filed on
December 23, 2003).

(d)(17)	Stock Pledge Agreement, dated December 15, 1999, by and between Boland T. Jones and
Premiere Global (incorporated by reference to Exhibit 10.73 to Amendment No. 1 to Premiere
Global’s Annual Report on Form 10-K/A for the year ended December 31, 2002 and filed on
December 23, 2003).

(d)(18)	Stock Pledge Agreement, dated October 31, 2000, by and between Boland T. Jones and
Premiere Global (incorporated by reference to Exhibit 10.78 to Amendment No. 1 to Premiere
Global’s Annual Report on Form 10-K/A for the year ended December 31, 2002 and filed on
December 23, 2003).

(d)(19)	Agreement for Assignment of Stock Options, dated February 5, 1999, by and among Boland
T. Jones, Seven Gables Management Company, LLC, Seven Gables Partnership, L.P. and
Premiere Global (incorporated by reference to Exhibit 10.74 to Amendment No. 1 to Premiere
Global’s Annual Report on Form 10-K/A for the year ended December 31, 2002 and filed on
December 23, 2003).

(d)(20)	Stock Pledge Agreement, dated October 31, 2000, by and between Seven Gables Partnership,
L.P. and Premiere Global (incorporated by reference to Exhibit 10.76 to Amendment No. 1 to
Premiere Global’s Annual Report on Form 10-K/A for the year ended December 31, 2002 and filed on December 23, 2003).

(d)(21)(A)	Fourth Amended and Restated Executive Employment Agreement between Jeffrey A. Allred and Premiere Global, effective January 1, 2005 (incorporated by reference to Exhibit 10.2 to
Premiere Global’s Current Report on Form 8-K dated and filed on April 20, 2005).

(d)(21)(B)	First Amendment to Fourth Amended and Restated Executive Employment Agreement
between Jeffrey A. Allred and Premiere Global, dated September 15, 2006 (incorporated by reference to Exhibit 10.4 to Premiere Global’s Current Report on Form 8-K dated and filed on
September 19, 2006).

(d)(22)	Separation Agreement between Jeffrey A. Allred and Premiere Global, dated December 20,
2006 and effective January 1, 2007 (incorporated by reference to Exhibit 10.66 to Premiere Global’s Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 15, 2007).

(d)(23)	Restricted Stock Agreement by and between Jeffrey A. Allred and Premiere Global, dated
May 5, 2006, under Premiere Global’s 1995 Stock Plan (incorporated by reference to Exhibit
10.1 to Premiere Global’s Current Report on Form 8-K dated May 10, 2006 and filed on May
11, 2006).

(d)(24)	Restricted Stock Agreement between Jeffrey A. Allred and Premiere Global, effective
December 30, 2006, under Premiere Global’s 1995 Stock Plan (incorporated by reference to
Exhibit 10.67 to Premiere Global’s Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 15, 2007).

(d)(25)	Amended and Restated Employment Agreement between Theodore P. Schrafft and Premiere
Global, dated September 15, 2006 (incorporated by reference to Exhibit 10.1 to Premiere
Global’s Current Report on From 8-K dated and filed September 19, 2006).

(d)(26)	Restricted Stock Agreement by and between Theodore P. Schrafft and Premiere Global, dated
May 5, 2006, under Premiere Global’s 1995 Stock Plan (incorporated by reference to Exhibit
10.2 to Premiere Global’s Current Report on Form 8-K dated May 10, 2006 and filed on May
11, 2006).

(d)(27)(A)	Employment Letter, dated September 30, 2004, by and between Premiere Global and Michael
E. Havener (incorporated by reference to Exhibit 99.1 to Premiere Global’s Current Report on
From 8-K dated September 30, 2004 and filed October 1, 2004).

(d)(27)(B)	Second Amendment to Employment Letter between Premiere Global and Michael E.
Havener, dated April 22, 2005 (incorporated by reference to Exhibit 10.3 to Premiere
Global’s Current Report on From 8-K dated and filed April 28, 2005).

(d)(27)(C)	Amendment to Employment Letter between Michael E. Havener and Premiere Global, dated
September 15, 2006 (incorporated by reference to Exhibit 10.5 to Premiere Global’s Current
Report on Form 8-K dated and filed on September 19, 2006).

(d)(28)(A)	Amended and Restated Employment Agreement between T. Lee Provow and Premiere
Global, dated September 15, 2006 (incorporated by reference to Exhibit 10.2 to Premiere
Global’s Current Report on From 8-K dated and filed September 19, 2006).

(d)(28)(B)	First Amendment to Amended and Restated Employment Agreement between T. Lee Provow and Premiere Global, dated January 23, 2007 (incorporated by reference to Exhibit 10.68 to Premiere Global’s Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 15, 2007).

(d)(29)	Restricted Stock Agreement by and between T. Lee Provow and Premiere Global, dated May
5, 2006, under Premiere Global’s 1995 Stock Plan (incorporated by reference to Exhibit 10.3 to Premiere Global’s Current Report on Form 8-K dated May 10, 2006 and filed on May 11,
2006).

(d)(30)	Restricted Stock Agreement between T. Lee Provow and Premiere Global, dated January 22,
2007, under Premiere Global’s 1995 Stock Plan (incorporated by reference to Exhibit 10.69 to Premiere
Global’s Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 15, 2007).

(d)(31)	Amendment and Restatement of Premiere Global’s 401(k) Plan, dated December 20, 2006 and effective January 1, 2006 (incorporated by reference to Exhibit 10.65 to Premiere Global’s Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 15, 2007).

(d)(32)	Warrant to Purchase 250,000 shares of common stock of Premiere Global issued to AT&T
Corp. dated October 20, 2003 (incorporated by reference to Exhibit 10.3 to Premiere Global’s
Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 and filed on
November 14, 2003).

(d)(33)	Settlement Agreement, dated April 19, 2007, by and among the Company, Crescendo Partners
II, L.P. Series E, Crescendo Investments II, LLC, Crescendo Advisors II LLC, Eric S.
Rosenfeld, Delacourt Holdings, Ltd., Colin D. Watson and the Premiere Full Value
Committee (incorporated by reference to Exhibit 10.1 to Premiere Global’s Current Report on Form 8 dated April 18, 2007 and filed on April 19, 2007).